Exhibit 2.2

                            CONTRACT FOR THE PURCHASE
                              AND SALE OF PROPERTY


     THIS CONTRACT FOR THE PURCHASE AND SALE OF PROPERTY ("Agreement") is made and entered into this ____ day of June, 1999, by and among RIDGEWOOD ORLANDO, INC., a Florida corporation ("ROI") and RIDGEWOOD HOTELS, INC., a Delaware corporation ("RHI"), as sellers (hereinafter sometimes collectively referred to as "Seller"), FULGENT STREET MOTEL & HOTEL, INC., a Florida corporation, as purchaser (hereinafter referred to as "Purchaser"), and BROKERS TITLE, L.L.C., as escrow agent ("Escrow Agent").

                                   WITNESSETH:

     WHEREAS, ROI, a wholly-owned subsidiary of RHI, owns the Ramada Inn North located at 2025 West S.R. 434, in Longwood, Florida 32779 ("Hotel"); and

     WHEREAS, the Hotel is located on that certain tract or parcel of land described in Exhibit "A" attached hereto and made a part hereof by this reference (said tract, together with all rights, easements and appurtenances belonging or appertaining thereto, hereinafter called the "Hotel Tract"); and

     WHEREAS, RHI owns that certain lot, tract or parcel of land adjoining the Hotel Tract described in Exhibit "A-1" attached hereto and made a part hereof by this reference (said tract, together with all rights, easements and appurtenances belonging or appertaining thereto, hereinafter called the "Adjoining Land"; the Hotel Tract and the Adjoining Land are hereinafter sometimes collectively called the "Land");

     WHEREAS, Seller desires to sell the Land, together with the improvements thereon and certain related tangible and intangible personal property hereinafter described, and Purchaser desires to purchase the Land, together with such improvements and other property, subject to and upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged by the parties hereto, Seller, Purchaser, and Escrow Agent hereby covenant and agree as follows:

     1. Agreement for Purchase and Sale. Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, subject to and upon the terms and conditions set forth in this Agreement, the following:

          (a) The Land;

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          (b) Any and all buildings,  structures,  and other improvements now or hereafter located on the Land (collectively, the "Improvements") including, but not limited to, the hotel buildings (the "Buildings") constructed upon the Land;

          (c) Any and all furniture, fixtures, apparatus, equipment, machinery and appliances, linens, supplies, and other items of tangible personal property and replacements thereto and substitutions thereof, if any, owned by Seller and located on or attached to the Land or used in connection with the Land or Improvements (collectively, the "Personal Property");

          (d) All of Seller's right, title and interest in and to any and all warranties, guaranties, licenses, and permits related to the Land, Improvements, or Personal Property or the development or operation of any of the foregoing (collectively, the "Intangible Property") to the extent assignable; and

          (e) All service contracts, utility contracts, maintenance agreements, equipment leases, and other operational agreements concerning the operation of the Property which Purchaser shall elect to assume pursuant to Section 5(b) below (collectively, the "Operating Agreements").

     For the purposes of this Agreement, the term "Property" shall collectively refer to the Land, the Improvements, the Personal Property, the Intangible Property and the Operating Agreements.

     2. Earnest Money. Within three (3) business days after the Date of this Agreement, Purchaser will deliver to Escrow Agent, as earnest money, the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), which earnest money (hereinafter called "Earnest Money") shall be held and released by Escrow Agent in accordance with the terms of this Agreement. Escrow Agent shall deposit the Earnest Money in a trust account with a federal savings and loan association, national banking association, state chartered bank or other depository acceptable to Purchaser and Seller. Any interest which shall accrue on the Earnest Money shall be paid to Purchaser as and when such interest shall accrue and become due and payable. At the consummation of the purchase and sale of the Property as hereinafter provided, the Earnest Money shall be refunded to Purchaser or credited to the Purchase Price of the Property. Upon default by either Purchaser or Seller under the terms of this Agreement, or upon the termination of this Agreement by either Purchaser or Seller, the Earnest Money shall be paid and applied by Escrow Agent as hereinafter provided.

     3. Purchase Price; Method of Payment. The purchase price (the "Purchase Price") to be paid by Purchaser to Seller for and in consideration of the conveyances described in Section 10 hereof shall be SIX MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($6,100,000.00); provided, however, the Purchase Price shall be increased by an amount equal to the wholesale cost of the food and beverage inventories taken on the evening prior to "Closing" (as hereinafter defined). Subject to the prorations, credits and adjustments hereinafter set forth, the Purchase Price shall be payable by Purchaser to Seller at Closing as follows:

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          (a) Purchaser shall take title to the Property subject to that certain
     Mortgage, Assignment of Leases and Rents and Security Agreement dated as of June 30, 1995, by Ridgewood Orlando, Inc., as "Mortgagor," in favor of Bloomfield Acceptance Company, L.L.C., as "Mortgagee," a copy of which is attached hereto as Exhibit "C", hereinafter called the "Mortgage", which was given to secure an indebtedness evidenced by that certain Mortgage Note (Loan No. 04-05-FL-0000) dated June 30, 1995, by Ridgewood Orlando, Inc., as "Maker," in favor of Bloomfield Acceptance Company, L.L.C., as "Payee," in the original principal amount of Two Million Eight Hundred Thousand and No/100 Dollars ($2,800,000.00), a copy of which is attached hereto as Exhibit "D", hereinafter called the "Note". Purchaser's taking title to the Property subject to the Mortgage shall be deemed payment of that portion of the Purchase Price equal to the outstanding principal balance of the indebtedness secured by the Mortgage on the Closing Date; and

          (b) Purchaser shall execute and deliver to RHI a purchase money real estate note, in the original principal amount of SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000.00) in the form of, and on the terms and conditions set forth in, that form attached hereto as Exhibit "E", hereinafter called the "Purchase Money Note". The indebtedness evidenced by the Purchase Money Note shall be secured by a first priority purchase money mortgage executed and delivered by Purchaser to RHI, conveying and covering the Adjoining Land, in the form of, and on the terms and conditions set forth in, that form attached hereto as Exhibit "F", hereinafter called the "Purchase Money Mortgage"; and

          (c) The remaining balance of the Purchase Price, after crediting the Earnest Money, and subject to the prorations and adjustments hereinafter described, shall be paid by Purchaser to ROI in cash or good Federal Funds by wire transfer of funds through the Federal Reserve System to Seller's designated account.

     4. Title to Property. Except for those encumbrances and title exceptions set forth in Exhibit "B" attached hereto and made a part hereof by this reference (the "Existing Title Exceptions"), Seller hereby represents and warrants to Purchaser that Seller owns good and marketable fee simple title in and to the Property free and clear of all liens, assessments, easements, encroachments, reservations, restrictions, covenants, encumbrances and other limitations.

     Purchaser shall have one hundred twenty (120) days after the Date of this Agreement to complete an initial examination of the title to the Land and Improvements and to notify Seller of any objections or defects (hereinafter referred to as "Defect(s)") affecting the title thereto disclosed by said examination. In the event said initial examination or any subsequent examination of the title discloses any Defect, Seller agrees to promptly attempt to cure any such Defect within fifteen (15) days after receipt of notice thereof. In the event Seller fails or refuses to cure such Defect prior to the Closing Date, Purchaser may, at its option: (i) terminate this Agreement by giving written notice thereof to Seller, whereupon Escrow Agent shall refund the Earnest Money to Purchaser and this Agreement shall thereupon be of no further force or effect and no party hereto shall have any further rights, obligations, or liabilities hereunder; (ii) cure any or all such Defects hereafter created by

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Seller in violation of this Agreement and which remain  uncured,  in which event the Purchase Price shall be reduced by an amount equal to the actual, reasonable costs and expenses incurred by Purchaser in connection with curing such Defects, in which event the date by which the Closing shall occur shall be extended until such Defects are cured; (iii) accept the title to the Property subject to such Defects; or (iv) any combination of the foregoing.

     5. Inspection of Property.

          (a) Purchaser shall before the Closing have the right and privilege of going upon the Land and inspecting the Property with its agents or engineers as needed to inspect, examine, survey and otherwise do what Purchaser deems necessary in planning for its acquisition and ownership of the Property; provided that (i) any such inspections shall not unreasonably interfere with the customary operation of the Property, and (ii) Purchaser shall indemnify and hold Seller harmless from any damages incurred by Seller in connection with Purchaser's exercise of such privilege.

          (b) Purchaser shall have one hundred twenty (120) days after the Date of this Agreement (the "Examination Period") in which to examine the Property and determine to Purchaser's satisfaction in its sole discretion the condition of the Property (including, without limitation, all electrical, plumbing, heating, air-conditioning and other systems; roofs; structures; and the equipment used in connection with the operation of the Property). During the Examination Period, Seller shall cause the books, records and other data concerning the Property to be fully available and accessible to Purchaser and Purchaser's agents for inspection and examination. Within ten (10) days after the Date of this Agreement, Seller shall provide to Purchaser copies of all surveys, appraisals, environmental studies and title insurance policies in Seller's possession, an inventory of all Personal Property, and copies of the "License Agreement" (as hereinafter defined) and all Operating Agreements. Within fifteen (15) days after its receipt of such documents, Purchaser shall give written notice to Seller of any Operating Agreements which Purchaser declines to assume. Seller shall cancel and terminate at or prior to the Closing those Operating Agreements, if any, which Purchaser declined to assume and which are cancelable without penalty upon sixty (60) or fewer days notice. Within fifteen (15) days after Seller's receipt of such notice from Purchaser, Seller shall give written notice to Purchaser that Seller shall either (i) cause all other Operating Agreements to which Purchaser objected to be cancelled and terminated at Seller's sole cost and expense at or prior to the Closing, or (ii) elect to terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and this Agreement shall be null and void and of no further force or effect; provided that Purchaser may nullify Seller's election to terminate this Agreement by giving written notice to Seller, within ten (10) days after receipt of Seller's notice of termination, that Purchaser waives its objection to such Operating Agreements and will either assume such Operating Agreements at Closing or be responsible for the cost of cancellation of such Operating Agreements.

          (c) At all times during the Examination Period, Purchaser shall have the unqualified right to terminate this Agreement, and to an immediate return of the Earnest Money (less the sum of $100.00 which shall be paid to Seller as independent consideration for this Agreement) on written notice to Seller in the event the Property is unacceptable to

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     Purchaser,  and thereupon this  Agreement  shall be null and void and of no further force and effect.

          (d) Subject to and except for the Seller's express warranties and representations set forth in Section 6 below, the Property shall be conveyed to Purchaser "as is" and Seller disclaims any other representations or warranties, express or implied, with respect to the Property, including without limitation, any warranties of merchantability or fitness for a particular purpose.

          (e) Seller and Purchaser acknowledge that Seller's existing license agreement (the "License Agreement") with Ramada Franchise Systems, Inc., a Delaware corporation ("Licensor"), provides that Seller shall not sell the Hotel or assign the License Agreement without the prior approval of Licensor and that Purchaser must therefore obtain a new license from Licensor. Purchaser shall promptly make application for such new license and shall diligently pursue the obtaining of such license at Purchaser's sole cost and expense. Any new improvements required by Licensor, as a condition to such new license, shall be the responsibility of Purchaser. Application for such new license shall be contingent on the Closing and Purchaser shall do nothing to jeopardize Seller's License Agreement. Seller shall not be obligated to cancel the License Agreement or take any action that would result in the cancellation of the License Agreement unless and until Purchaser has obtained a new license.

     6. Warranties of Seller. Each of ROI and RHI, solely as to the portions of the Property owned by them, respectively, and to induce Purchaser to enter into this Agreement and to purchase the Property, hereby represents and warrant to Purchaser, as follows:

          (a) Seller is a corporation organized and in good standing under the laws of the State of Delaware.

          (b) Seller has all requisite power and authority to execute and deliver this Agreement and to perform the obligations of Seller hereunder. The execution, delivery and performance of this Agreement by Seller does not and will not violate any provisions of Seller's charter, by-laws or similar governing instruments, violate any law or governmental or regulatory rule or regulation, or any order, judgment or award of any court or administrative agency or any contract to which Seller is a party or require the consent of any third party.

          (c) There are no pending suits, judgments, summonses or proceedings relating to or arising out of any actual or alleged violation or breach of, or any deficiency under, any zoning, building, plumbing, electrical, fire, public hazard, occupational safety, pollution, environmental protection or waste disposal ordinance, code, law, rule, requirement or regulation of any entity having jurisdiction over the Property.

          (d) To the best of Seller's knowledge, the Property and the operation thereof fully complies with all ordinances, codes, laws, rules, requirements and regulations of every entity having jurisdiction over the Property which may be applicable to the Property or to any portion thereof or which may be applicable to the use or manner of use, occupancy,

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     possession  or operation of the  Property;  and no notice has been given to
     Seller of any violation or breach of any ordinance, code, law, rule, requirement or regulation applicable to the Property.

          (e) To the best of Seller's knowledge, neither the Property nor any portion thereof is subjected to or affected by (1) any special assessments, whether or not presently constituting a lien thereon, or (ii) any condemnation, eminent domain, change in grade of public streets, or similar proceedings.

          (f) To the best of Seller's knowledge, no present default or breach exists under any covenants, conditions, restrictions, rights-of-way or easements which may affect the Property or any portion or portions thereof which are to be performed or complied with by the owner of the Property, and no condition or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default or breach under any such covenants, conditions, restrictions, rights-of-way or easements.

          (g) There are no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, affecting title to the Property or any portion or portions thereof or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, and there is no proceeding pending by or against Seller for the reduction or increase of the assessed valuation of the Property or any portion or portions thereof.

          (h) To the best of Seller's knowledge, all of the licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction have been issued for the operation of the Hotel on the Property and are in full force and effect, and all fees and charges payable with respect thereto have been paid. Purchaser shall be responsible for obtaining replacement licenses, permits, authorizations and approvals for any license, permit, authorization or approval which is not transferable by Seller to Purchaser and for any fee, charge or other payment due in connection therewith.

          (i) No person, firm, corporation or other legal entity whatsoever has any right or option whatsoever to acquire the Property or any portion or portions thereof or any interest or interests therein.

          (j) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein shall not and do not constitute a violation or breach by Seller of any provision of any agreement or other instrument to which Seller is a party or to which Seller may be subject although not a party nor shall result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against Seller.

          (k) To the best of Seller's knowledge, there are no pollutants, contaminants, hazardous or toxic wastes in, on or underlying the Property and the Property has not been used as a landfill or dump site. Seller has not stored any hazardous substance or toxic materials on, in or under the Property or permitted the Property to be used for storage of the same; nor does Seller have knowledge of any prior storage of hazardous materials or toxic substances on, in or under the Property and/or the assertion of any environmental or

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     other  lien  on the  Property  by any  governmental  agency,  authority  or instrumentality to secure the cost and expense of removing or neutralizing any hazardous substance or toxic materials stored in, on or under the Property.

          (l) To the best of Seller's knowledge, except as shown on the survey and as disclosed by Seller to Purchaser, there are no encroachments on the Land; the Improvements which are constructed on the Land do not encroach upon the land of others; the corners of the Land are clearly marked and there are no disputes concerning the location of said corners or the boundaries of the Land.

          (m) Seller's books, records and financial statements with respect to Seller's operation of the Property, including without limitation, sales tax and income tax returns, profit and loss statements, and other operating financial information, are accurate and complete in all material respects and properly reflect the results of operations and financial condition of the Property for the periods and as of the dates indicated.

          (n) Except for the License Agreement and as otherwise set forth on Exhibit "B" hereto, there are no leases, licenses or concession agreements affecting the Property or any part thereof.

          (o) Seller has properly and timely filed all federal, state, county and local tax returns (including income, employee withholding, sales tax and property tax returns) required to have been filed by Seller, and has paid (or shall pay when due) all taxes shown thereon as due and payable.

          (p) Seller shall have paid and satisfied as of the Closing Date any and all sums and obligations then owed to any past or present employees of Seller relating to or associated with operation of the Property; without limiting the generality of the foregoing, Seller shall have paid (or shall have made provisions for the payment of and shall pay when due) as of the Closing Date all Social Security, withholding and unemployment insurance taxes, workers' compensation insurance premiums and other amounts to the appropriate local, state and federal government agencies then owing. None of the employees of Seller is represented by any labor union, and there is not presently in effect any collective bargaining agreement pertaining to the Property or the employees working thereon. To the best of Seller's knowledge, there has not ever occurred any labor strike, work stoppage, interruption or slow down or other labor disturbance in connection with Seller's operation of the Property. Seller will make any employer contribution to any "employee benefit pension plan" (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)) or any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) affecting any employee working at the Property and accrued as of the Closing Date. Seller acknowledges that, although Purchaser may intend to employ certain of the employees of Seller currently working at the Property, Purchaser is under no obligation to employ any of such employees.

          (q) The Property is zoned for the operation of a hotel under the zoning ordinances of Longwood, Florida, with no special conditions to such zoning and no special covenants restricting the use of the Property for any
     purpose   permitted   under  such   zoning

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     classification.  Such zoning classification supports the current use of the
     Property. There exist no violations of any requirement or condition to such zoning classification which is applicable to the Property. Seller has no knowledge of any proceeding to change such zoning classification or the conditions applicable thereto and shall not itself apply for or acquiesce in any such change.

          (r) Those public utilities (including, without limitation, water, electric, gas, sanitary sewage, storm water drainage facilities and telephone utility) sufficient to operate the Property for its current use as a hotel are available to the Property and are completed on the Property and, as may be appropriate, are connected to the Building comprising a part of the Property. Such utilities enter the Property through adjoining public streets, and all installation costs, "tap-on" fees, and similar costs for such utilities have been paid in full.

          (s) Seller has no knowledge of any hidden, latent or concealed structural or mechanical defects in the Property or any portion thereof or of any infestation or damage by termites or other destructive pests in or to the Property or any portion thereof. The Improvements and Personal Property shall, as of the Closing Date, be in at least as good order as exists on the Date of this Agreement, subject to casualty and ordinary wear and tear. All guest rooms shall be in rentable condition

     7. Covenants and Agreements of Seller. Seller hereby expressly covenants and agrees as follows:

          (a) Seller shall and does hereby agree to indemnify Purchaser from and against any and all liabilities, claims, costs, liens and demands arising from and out of or in any manner connected with the Property or the Operating Agreements and relating to the period prior to the Closing.

          (b) At Closing, Seller shall deliver to Purchaser current valid Certificates of Occupancy or the equivalent for the Property, to the extent the same are in Seller's possession;

          (c) From even date herewith until and including the date of Closing, Seller shall:

               (1) not enter into any lease, license, permit, contract or other agreement of any kind or nature whatsoever affecting the Property or any portion or portions thereof, or in any way relating to the ownership, use or occupancy of the Property or any portion or portions thereof, without Purchaser's prior written consent, except in the ordinary course of Seller's business; provided that in no event shall Seller enter into any new lease or extension of any existing lease or any other agreement affecting the Property or the operation thereof which is not terminable without penalty upon thirty (30) or fewer days notice, without in each instance Purchaser's prior written consent.

               (2) comply in all respects with all federal, state and municipal laws, ordinances, directives, orders, regulations and requirements which apply to Seller or

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


          to the Property or to any portion or portions thereof or to any adjacent street or other public area or to the ownership, maintenance, operation or use of the Property or any portion or portions thereof, and shall promptly remedy any violation thereof of which notice shall have been given by any governmental authority having jurisdiction; and

               (3) continue to operate and maintain the Property, from and after the date hereof and until Closing, in a manner consistent with Seller's past management practices and calculated to be in the best interest of the Property, including without limitation, the continued maintenance of levels of linens and other operating supplies consistent with Seller's past management practices.

          (d) Seller shall promptly notify Purchaser as to any notice which Seller shall receive as to any actual or threatened action by any person, firm, corporation, entity, or governmental agency, division or body which may, or may have the likely effect to, cause a change in the truth of Seller's warranties or representations made in this Agreement or affect
     Seller's ability to perform under the terms and conditions of this Agreement.

          (e) At least one day prior to the expiration of the Examination Period, Seller shall furnish to Purchaser a termite pest infestation report from a licensed pest control contractor certifying that the Buildings are free and clear of all visible evidence of termites, fungus, dry rot, beetles, other wood destroying insects, cellulose debris or excessive moisture conditions. If such report discloses that the Buildings are not free and clear of such visible evidence, then Seller shall cause to be performed such curative work as may be necessary to treat the cause of such visible evidence and to render the Buildings free and clear of such visible evidence and Seller shall deliver to Purchaser at Closing a certificate from such licensed pest control contractor to the effect that the Buildings are free and clear of such visible evidence.

          (f) Purchaser acknowledges that there are various liquor licenses associated with the operation of the Hotel. Purchaser represents and warrants to Seller that it shall make application with the appropriate governmental agencies during the Examination Period for the issuance or transfer, as applicable, of such licenses promptly after the date hereof, and shall diligently pursue the obtaining of such licenses at Purchaser's sole cost and expense; provided that if such licenses cannot be obtained by Purchaser prior to Closing, Seller shall cooperate with Purchaser in maintaining the current liquor licenses for the Hotel until such liquor licenses are issued to Purchaser (but not longer than ninety (90) days after Closing) by entering into a liquor license agreement in form and content reasonably acceptable to Purchaser and Seller ("Liquor License Agreement") pursuant to which Seller shall incur no cost or liability and Purchaser shall indemnify, defend and hold Seller harmless from any claims incurred by Seller in connection with maintaining the current liquor licenses pursuant to the Liquor License Agreement. Purchaser shall not impair any existing license or take any action to prevent Seller's licenses from remaining in full force and effect prior to the Closing.

     8. Survival of Seller's Warranties. The Seller's representations and warranties set forth in this Agreement shall survive the Closing of the transaction contemplated herein and shall not merge into the delivery of any deed or other transfer document. Said representations and warranties shall expire at the end of the twenty-fourth
(24th) full calendar month after the "Closing Date" (as hereinafter defined); except for claims made in writing by Purchaser against Seller prior to such expiration date, and except for fraudulent misconduct as to which Purchaser may make a claim therefor at any time prior to the end of the applicable statute of limitations. Seller shall indemnify Purchaser against and hold Purchaser harmless from any and all damages, losses, suits, claims, judgments or expenses (including reasonable attorneys' fees) asserted against or suffered by Purchaser resulting from or arising out of (i) any breach of any representation or warranty made by Seller herein; (ii) any claim of any third party arising from circumstances occurring prior to the Closing Date; (iii) any failure of Seller to duly pay, perform or otherwise discharge any liability or obligation of Seller accruing prior to the Closing Date; (iv) any claim (against the Property or Purchaser) arising from any third party based upon any applicable bulk sales statute as applied to the transaction contemplated by this Agreement; (v) any claims by former employees of Seller relating to "COBRA" or similar medical or health insurance arrangements which are obligations of, or are to be made available by Seller; (vi) any claims by any former employee of Seller relative to the WARN Act or similar act affecting employees' rights; and (vii) any and all sales or use tax owing to or claimed by the State of Florida or any other governmental instrumentality and accrued prior to the Closing of the transaction contemplated by this Agreement. In the event of any circumstances given rise to hold-harmless and indemnification protection as set forth above, Purchaser shall give Seller prompt notice thereof in order to allow Seller the opportunity to defend, satisfy or otherwise resolve such claim; in the event Seller fails to properly defend, satisfy or otherwise resolve such claim, Purchaser may do so and charge the expense, cost or expenditure thereof and any resulting loss against Seller pursuant to the foregoing indemnity. The foregoing indemnity and hold-harmless provision shall survive the Closing and shall not be merged into any deeds or other closing documents executed by the parties.

     9.  Conditions  to  Purchaser's  Obligations.   Notwithstanding  any  other
provisions of this Agreement to the contrary, all of Purchaser's duties and obligations under this Agreement shall be conditioned upon and subject to the complete satisfaction of the following conditions precedent, each of which is for the sole benefit of Purchaser and any of which may be waived by Purchaser at Purchaser's sole election.

          (a) Each and every warranty and representation made by Seller in this Agreement shall be true, correct, complete and accurate in all material respects as of the date hereof and the Closing Date.

          (b) Seller shall timely perform each and every duty, obligation, covenant and agreement of Seller contained in this Agreement, including, without limitation, the execution and/or delivery by Seller to Purchaser of each and every instrument referred to in Section 10 hereof.

          (c) Purchaser shall be able to obtain an owner's title insurance policy from Brokers Title, L.L.C. issued on behalf of Old Republic Title Company on the Closing Date, pursuant to which such company shall insure Purchaser's title to the Property, based upon the conveyances from Seller to Purchaser as set forth in this Agreement and the payment by

     Purchaser of not more than the "standard" premium normally charged by such company for the amount of coverage contained in such policy.

          (d) The Land and Improvements shall be in the same condition as at the date hereof, subject to casualty, condemnation and ordinary wear and tear.

          (e) Purchaser shall have received approval from Licensor for the issuance of a license agreement in favor of Purchaser for the operation of the Property or approval from Licensor for the transfer of Seller's License Agreement to Purchaser.

          (f) Purchaser shall have received approval for Purchaser's assumption of the existing mortgage loan secured by the Property in the approximate
     amount  of  TWO  MILLION   SEVEN  HUNDRED   THOUSAND  AND  NO/100   DOLLARS
     ($2,700,000.00) having an interest rate of ten and thirty-five one hundredths percent (10.35%) per annum for the remaining term of the loan.

          (g) Seller shall provide financial statements of Seller showing that for the twelve (12) month period ending March 31, 1998, gross income for the Hotel was greater than or equal to approximately Three Million One Hundred Twenty-four Thousand One Hundred Ninety-six and No/100 Dollars ($3,124,196.00) and net income before depreciation reserves and interest was greater than or equal to approximately Eight Hundred Fifty-nine Thousand Six Hundred Fifty-four and No/100 Dollars ($859,654.00).

          (h) All Personal Property shall be transferred free and clear of all liens, including such Personal Property held in stock, as well as Personal Property located in the kitchen, restaurants, lounge, conference areas and Hotel vehicles.

          (i) Within thirty (30) days after the Date of this Agreement, Seller shall provide a list of all items needed for immediate repairs, servicing or replacements and Seller's good faith estimate of the cost of such repairs, servicing or replacements.

          (j) Within thirty (30) days after the Date of this Agreement, Seller shall deliver to Purchaser a detailed list of Personal Property and inventory (excepting the food and beverage inventories, which shall be taken on the evening prior to Closing) presently located on the Property and such Personal Property held in stock to be transferred to Purchaser at Closing. Upon execution of this Agreement, Seller shall provide to Purchaser Licensor's latest requirements commonly known as a "punch list".

          (k) Prior to the expiration of the Examination Period, Seller shall deliver to the existing manager of the Hotel written notice terminating Seller's management contract with such manager, effective as of the Closing Date.

     If any such condition shall not be satisfied or expressly waived in writing by Purchaser prior to the expiration of the Examination Period, then on or before the expiration of the Examination Period Purchaser may terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be refunded to Purchaser and this Agreement shall be null and void and of no further force and effect.

     10. Closing and Closing Date. The consummation of the sale by Seller and the purchase by Purchaser of the Property (herein referred to as the "Closing") shall be held not later than thirty (30) days after expiration of the Examination Period, at such time and date ("Closing Date") as shall be designated by Purchaser in a written notice to Seller not less than ten (10) days prior to the date specified in such notice. The Closing shall be conducted by Escrow Agent and shall be held at the offices of Marvin E. Rooks, Esquire located at 940 Highland Avenue, Orlando, Florida 32802. At the Closing, Seller shall do the following:

          (a) Execute and deliver to Purchaser a special warranty deed, in recordable form conveying marketable fee simple title in and to the Land and Improvements to Purchaser, free and clear of all liens, encumbrances and matters of record other than the Existing Title Exceptions and the Defects approved by Purchaser pursuant to Section 4 above;

          (b) Execute and deliver to Purchaser a special warranty bill of sale, conveying title in and to the Personal Property to Purchaser, free and clear of all security interests, liens, charges and encumbrances;

          (c) Execute and deliver to Purchaser an assignment, transferring and assigning all of Seller's right, title and interest in and to the Intangible Property, as well as any Operating Agreements assigned to Purchaser;

          (d) Execute and deliver to Purchaser an owner's affidavit which has as its subject matter averments that, with respect to the Property, to the best of Seller's knowledge, there are no rights or claims of parties in possession not shown by the public records and that there are no liens, or rights to a lien, for services, labor or materials furnished and/or imposed by law and not shown by the public records;

          (e) Execute and deliver a Non-Foreign Affidavit with respect to Seller stating that Seller is not a foreign corporation and providing such party's U.S. employer identification number.

          (f) Deliver possession of the Property and all keys to Purchaser as of Closing free of any tenants or occupants other than hotel guests in the ordinary course of business and free of any management contract.

     11. Closing Expenses. Purchaser and Seller shall each pay the fees and expenses of their own attorneys. Seller shall pay any real estate conveyance tax due and payable in connection with the special warranty deed from Seller to Purchaser. Purchaser shall pay for the cost of Purchaser's as-built survey, title examination and title insurance premium. Purchaser shall pay the cost of recording the deed from Seller. Purchaser shall pay for all tests and inspections requested by Purchaser including the environmental audit. All other closing costs shall be paid by the party incurring the cost or apportioned according to customary practice.

     12. Bulk Sales. The parties hereto acknowledge that they have not determined the applicability of nor complied with the bulk sales statutes in Florida in connection with the transactions contemplated by this Agreement. In the event of any claim by any third party against Purchaser or the Property relating to noncompliance with such statute, Seller shall indemnify Purchaser against and hold Purchaser harmless from any losses or expenses resulting from such claim as set forth in the foregoing indemnity provisions.

     13. Prorations and Adjustments. Except as otherwise specifically set forth in this Section 13, all income, expenses and costs relating to the Property and the operation thereof shall be prorated, adjusted and apportioned as of the Closing Date (with such items to be for the account of Purchaser on the Closing
Date).

          (a) Taxes. All real estate and personal property ad valorem taxes and all special assessments relating to the Property shall be prorated as of the Closing Date.

          (b) Income and Rentals. Income from the rental of rooms shall belong to Seller to the extent attributable to any period through the day before the Closing Date, except room charges for the night commencing on the day before the Closing Date and ending on the morning of the Closing Date shall be apportioned one-half to Seller and one-half to Purchaser. Income from food and beverage and other sales or services at the bars, lounges, and restaurants of the Hotel through the close of business which shall have commenced on the day before the Closing Date and ended after 12:01 A.M. on the Closing Date shall belong to Seller. Income from other food and beverage and other sales or services on the Closing Date shall belong to Purchaser.

          (c) Reservations. On the Closing Date, Seller shall provide Purchaser with a complete schedule of post-Closing Date confirmed reservations, which schedule shall list the party for whose benefit the reservation was made, the amount of prepaid rent thereunder, the amount of any room rental deposits, and the amount of any other deposits made for advance reservations, banquets and/or future services to be provided after the Closing Date. Purchaser will honor, for its account, all pre-Closing Date reservations as so confirmed by Seller for dates subsequent to the Closing Date at the rate or price previously agreed to by Seller (so long as such rates conform to customary rates charged by Seller). Seller shall pay to Purchaser the amount of all prepayments or deposits disclosed in such schedule. Seller's accounts receivable shall be transferred to Purchaser, and Purchaser shall use commercially reasonable efforts to collect such receivables on Seller's behalf. Upon collection of the same, Purchaser shall promptly remit to Seller the amount of rentals and guest charges attributable to the period through the night preceding the Closing Date; provided that amounts collected shall be applied first by Purchaser to current obligations accruing from and after the Closing Date.

          (d) Utilities. Purchaser shall be responsible for all dealings with utility service providers with respect to any actions to change over accounts to Purchaser as of the Closing Date; provided that at Purchaser's option Seller shall arrange to have all metered utilities read on the Closing Date. Otherwise, any charges for utilities which are paid on a monthly basis shall be prorated as of Closing Date. In the event the actual amounts for such charges for utilities or telephone calls are not known as of the Closing Date or cannot be billed separately to the responsible party, such charges shall be prorated between the parties as of the Closing Date when the actual amounts thereof become known. If necessary, at the request of Purchaser, Seller shall complete the customary forms required by any telephone company or telephone company service provider to assign the Property's existing telephone number(s) to Purchaser.

          (e) Employee Wages. Seller shall pay all wages, salaries and benefits payable to its employees up to 11:59 p.m. on the day preceding the Closing Date. Seller shall timely pay all federal, state and other employment taxes due through such date and time. Purchaser may (but shall not be required to) continue to employ all or some of Seller's employees with respect to the Property; however, Purchaser's employment of any employees after Closing Date shall not be deemed a continuation of Seller's employment of such employees.

          (f) House Bank. Seller shall deliver and transfer to Purchaser at Closing all amounts contained in the "house bank" at the Property, and Purchaser shall reimburse Seller for all such amounts through a credit to Seller on the settlement statement.

          (g) Operating Agreements. All accrued obligations for payments due to third parties under Operating Agreements which Purchaser is assuming at Closing shall be prorated as of the Closing Date.

     Except as otherwise provided herein, to the extent that the amount of any of the above items shall not be available for exact proration and adjustment as of the Closing Date, within forty-five (45) days after the Closing Date Seller or its representative and Purchaser or its representative shall determine, complete, settle and adjust, or readjust, closing prorations between the parties as of the Closing Date. All of Seller's liabilities and obligations which can be paid and satisfied at or prior to the Closing Date shall be so paid. The parties acknowledge that any such liabilities and obligations which cannot be so paid prior to the Closing Date or which have accrued but then are unpaid including, but not limited to, liabilities for utility expenses, sales taxes, unemployment taxes, social security taxes, income tax withholding and any other federal, state and local taxes and fees, shall be paid and satisfied by Seller as promptly as such can be determined and are due and payable.

     14. No Assumption of Liabilities. Except as otherwise provided in this Agreement, Purchaser is not assuming or agreeing to pay or otherwise become liable for any liabilities, debts or obligations of Seller of any type or nature (including, without limitation, any taxes, accounts payable or expenses accrued prior to the Closing Date).

     15. Assignment. Purchaser's rights and duties under this Agreement may not be assigned by Purchaser, in whole or in part, without the prior written consent of Seller; provided, however, that Purchaser shall have the right to assign its rights and duties under this Agreement to an affiliate of Purchaser or an entity in which Purchaser is a general partner or owns a controlling interest. No assignment shall relieve Purchaser of liability for the performance of Purchaser's duties and obligations hereunder related to any interest in this Agreement so transferred or assigned.

     16. Defaults. In the event Seller breaches, defaults or fails to comply with, satisfy or perform any of the covenants, agreements, conditions or obligations to be performed by

Seller under the terms and provisions of this Agreement or if any material representation or warranty of Seller contained in this Agreement is incorrect or untrue, at Purchaser's option, Purchaser shall be entitled (i) to terminate this Agreement, by giving written notice thereof to Seller, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, and Seller shall reimburse Purchaser for all actual, out-of-pocket expenses incurred by Purchaser, not to exceed $20,000.00, including, but not limited to, the cost of survey, attorney's fees and environmental studies, and this Agreement shall thereupon be of no further force or effect and the parties hereto shall not have any further rights, obligations or liabilities hereunder; or (ii) to seek specific performance against Seller to require the performance by Seller of its obligations under this Agreement. In no event shall Seller be liable for any damages on account of any default under this Agreement. In the event Purchaser breaches, defaults or fails to comply with, satisfy or perform any of the covenants, agreements or obligations to be performed by Purchaser under the terms and provisions of this Agreement, at Seller's option and as its sole remedy, Seller shall be entitled to retain the Earnest Money as full liquidated damages, and this Agreement shall thereafter be of no further force or effect and the parties hereto shall not have any further rights, obligations or liabilities hereunder.

     17. Destruction of Property. In the event the Property or any portions thereof shall be damaged or destroyed by fire or any other casualty prior to the Closing Date, Seller shall immediately notify Purchaser thereof, and Purchaser shall have the option of either: (i) terminating this Agreement by giving notice thereof to Seller, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser and this Agreement shall thereupon be of no further force or effect and the parties hereto shall not have any further rights, obligations or liabilities hereunder; or (ii) requiring Seller to convey the remaining portion of the Property to Purchaser pursuant to the terms and provisions of this Agreement and to transfer and assign to Purchaser, at the Closing, all of Seller's right, title and interest in and to any insurance proceeds and/or recoveries payable as a result of any such damage or destruction. In the event of any such fire or other casualty, Seller shall not compromise or settle any claim arising therefrom with any insurance company or any other party without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

     18. Condemnation. In the event the Property or any portion thereof shall become the subject of any condemnation, eminent domain or other similar proceedings or be taken or condemned by any governmental authority or other entity prior to the Closing Date, Seller shall immediately notify Purchaser thereof, and Purchaser shall have the option of either: (i) terminating this Agreement by giving notice thereof to Seller, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, and this Agreement shall thereupon be of no further force or effect and the parties hereto shall not have any further rights, obligations or liabilities hereunder; or (ii) requiring Seller to convey the remaining portion of the Property to Purchaser pursuant to the terms and provisions of this Agreement and to transfer and assign to Purchaser at the Closing, all of Seller's right, title and interest in and to any award and/or other compensation made or to be made by reason of such condemnation or other proceeding. Seller shall not compromise or settle any claim connected with any such proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

     19. Real Estate Commission. Seller and Purchaser agree that, except for United Family Realty and E&M Realty Investments, Inc., whose commission shall be paid by Seller pursuant to a separate agreement, no broker or agent was involved in the procurement or negotiation of this Agreement, and no other brokerage fee or commission is due to anyone in regard to this Agreement or the transaction contemplated herein. Each of Seller and Purchaser hereby indemnifies and agrees to hold the other harmless from and against any and all loss, cost, damage or expense (including, but not limited to, attorney's fees and cost of litigation) which the other may ever suffer or incur by reason of any demand or claim, whether or not meritorious, by any broker or agent for any fee, commission or other compensation with respect to this Agreement or the sale or purchase of the Property contemplated herein, and arising out of any act or agreement of the indemnifying party.

     20. Notices. All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be deemed effective and given upon date of personal delivery by hand or express courier service or upon the third (3rd) day after the date upon which such notice shall have been deposited to the United States Mail, certified, return receipt requested, postage prepaid and addressed as follows:

          (a)  If to Seller:

               Ridgewood Orlando, Inc.
               2859 Paces Ferry Road Suite 700
               Atlanta, Georgia  30339
               Attn.:  Mr. N. R. Walden

     with a copy to:

               Troutman Sanders LLP
               Suite 5200
               600 Peachtree Street, N.E.
               Atlanta, Georgia  30308-2216
               Attn.: John W. Moore, Esq.

          (b)  If to Purchaser:

               Fulgent Street Motel & Hotel, Inc.
               2127 Langley Circle
               Orlando, Florida  32835
               Attn.:  Hasan Ahmed

     with a copy to:

               Marvin E. Rooks, Esq.
               940 Highland Avenue
               Orlando, Florida  32803

          (c)  If to Escrow Agent:

               Brokers Title, L.L.C.
               2699 S. Lee Avenue
               Orlando, Florida  32805-5445
               Attn.:  Reinhard G. Stephan

     21. No Waivers, Entire Agreement. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligations specified herein, and no custom or practice at variance with the terms hereof shall constitute a waiver of any party's right to demand strict compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof.

     22. Escrow Agent. Escrow Agent hereby agrees to hold, keep and deliver the Earnest Money in accordance with the terms and conditions of this Agreement. Escrow Agent shall not be entitled to any fees or other compensation for its services as Escrow Agent hereunder. Escrow Agent shall be liable only to hold the Earnest Money and to deliver same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by its execution of this Agreement, Escrow Agent is acting in the capacity of a depository only, and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall be caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement among any of the parties to this Agreement, or among them or any of them and any other person, resulting in adverse claims and demands being made in connection with or for any property involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any property then held by it under this Agreement, and in so doing Escrow Agent shall not become liable in any way for such refusal, and Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the property involved herein or affected hereby or (ii) all differences shall have been adjusted by agreement and Escrow Agent shall have been notified in writing of such agreement signed by the other parties hereto. Further, the Escrow Agent shall have the right at any time after a dispute between Seller and Purchaser has arisen, to pay the Earnest Money into any court of competent jurisdiction for payment to the appropriate party, whereupon Escrow Agent's obligations hereunder shall terminate.

     23. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     24. Controlling Law. This Agreement and all rights and obligations of the parties hereunder shall be construed under and according to the laws of the State of Florida.

     25. No Merger. This Agreement shall not be merged into the documents executed at the Closing and the terms and provisions hereof shall expressly survive the delivery of any deed and payment of any sums of money in connection therewith.

     26. Time of Essence. Time is of the essence of this Agreement and all dates and periods of time contained herein have entered into and formed a part of the consideration of this Agreement.

     27. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     28. Headings. The headings inserted at the beginning of each paragraph hereof are for convenience only and do not add to or subtract from the meaning of the contents of this Agreement.

     29. Amendments. This Agreement may only be amended by an amendment in writing executed by the parties hereto.

     30. NonBusiness Days. Whenever action must be taken (including the giving of notice or delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a nonbusiness day (i.e., Saturday, Sunday or a holiday recognized by the U.S. federal government or the State of Florida), then such period or date shall be extended until the immediately following business day.

     31. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     32. Attorney's Fees. If any party obtains a judgment against any other party by reason of breach of this Agreement, a reasonable attorneys' fee as fixed by the court shall be included in such judgment.

     33. Like-Kind Exchange. Purchaser agrees to reasonably cooperate with Seller in effecting one or more tax-deferred exchanges under Section 1031 of the Internal Revenue Code, provided that Purchaser shall not be obligated to incur or assume any expense or liability of any kind whatsoever in connection therewith and provided further that Purchaser shall not be obligated to take title to any other property in Purchaser's name. All contracts and documents to be executed by Purchaser in connection with any such exchange must be reasonably satisfactory to Purchaser's counsel.

     34. Date of Agreement. As used herein, the phrase "Date of this Agreement" shall mean and refer to the date on which Purchaser, Seller and Escrow Agent shall have executed this Agreement, and at least one (1) fully-executed counterpart of this Agreement shall have been delivered to Purchaser.

     35. Non-Compete Covenant. Seller covenants and agrees that, for so long as a written management agreement (the "Management Agreement") between Seller and

Purchaser exists and is in full force and effect pursuant to which Purchaser engages Seller to manage the Hotel, Seller shall not, on its own account or as an employee, consultant, partner, officer, director or shareholder of any other person or entity, directly or indirectly own, operate, lease, franchise, conduct, engage in, be connected with, have interest in or assist any person or entity engaged in any motel or hotel business which is located within ten (10) miles of the Property without the prior written consent of Purchaser. Seller further covenants and agrees that, in the event the Management Agreement is terminated prior to the expiration of six (6) months from the Closing Date, Seller shall be bound by the terms of the non- compete covenant set forth in this Section 35 for a period of one (1) year from the date of such termination; provided, however, in the event the Management Agreement is terminated more than six (6) months after the Closing Date, Seller shall be bound by the terms of the non- compete covenant set forth in this Section 35 for a period of six (6) months from the date of such termination. The terms and provisions of this
Section 35 shall survive the Closing and shall remain in full force and effect as of the Closing Date.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Purchaser has caused this Agreement to be executed under seal by its duly authorized corporate officers this ___ day of June, 1999, as an offer to Seller upon the terms and conditions herein contained. This offer shall be null and void unless it is accepted by Seller by its execution hereof, and such acceptance communicated to Purchaser, on or before midnight on the ____ day of June, 1999.

                                       "PURCHASER"

                                       FULGENT STREET MOTEL & HOTEL, INC.,
                                       a Florida corporation

                                       By:
                                           -------------------------------------

                                           Its:
                                                --------------------------------

                                       Attest:
                                               ---------------------------------

                                           Its:
                                                --------------------------------


                                                      [CORPORATE SEAL]


     IN ACCEPTANCE HEREOF, Seller has hereunto executed this Agreement under seal this ____ day of June, 1999.

                                       "SELLER"

                                       RIDGEWOOD ORLANDO, INC.,
                                       a Florida corporation

                                       By:
                                           -------------------------------------

                                           Its:
                                                --------------------------------

                                       Attest:
                                               ---------------------------------

                                           Its:
                                                --------------------------------

                                                       [CORPORATE SEAL]

                     [Signatures continue on following page]

                   [Signatures continued from preceding page]


                                       RIDGEWOOD HOTELS, INC.,
                                       a Delaware corporation

                                       By:
                                          --------------------------------------

                                          Its:
                                              ----------------------------------

                                       Attest:
                                              ----------------------------------

                                          Its:
                                              ----------------------------------

                                                       [CORPORATE SEAL]


     Escrow Agent joins in the execution of this Agreement solely to evidence the acceptance of its responsibilities as the escrow agent under this Agreement.

                                       "ESCROW AGENT"

                                       BROKERS TITLE, L.L.C.

                                       By:
                                           -------------------------------------

                                           Its:
                                                --------------------------------

                                       Date:
                                             -------------